May 15, 2014

President’s Report

FHLBNY Declares a 3.90% Dividend for the First Quarter of 2014

I am pleased to announce that, on May 15, 2014, your Board of Directors approved a dividend for the first quarter of 2014 of 3.90% (annualized). The dollar amount of the first quarter of 2014 dividend will be approximately $53.1 million. The cash dividend will be distributed on May 16, 2014.

Our members expect the Federal Home Loan Bank of New York to be a reliable partner. Our consistently solid performance and our dividend payment record reflect this reliability. The Home Loan Bank is a cooperative our members know they can depend on. To that end, it is the intention of our Board that the Federal Home Loan Bank of New York provide a dividend in the range of 3.75 percent to 4.0 percent in each quarter of 2014, dependent upon market conditions and performance.

The dividend reflects the FHLBNY’s low-risk profile and conservative business strategy, and is also reflective of the continuation of a low interest rate environment. The payout represents approximately 88 percent of available GAAP net income for the quarter (after setting aside restricted retained earnings); the remainder of net income will be put towards unrestricted retained earnings. After payment of the first quarter of 2014 dividend, the FHLBNY’s level of unrestricted retained earnings will be approximately $783.3 million as of March 31, 2014. At March 31, 2014, the FHLBNY’s level of restricted retained earnings was $172.2 million. We will continue to maintain total retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders.

We filed our Form 10-Q for the first quarter of 2014 with the U.S. Securities and Exchange Commission on May 9, 2014.

Sincerely,

José R. González
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.